FOR IMMEDIATE RELEASE

Contact:

Tracy Shilobrit
Manpower Inc.
414-906-6088
tracy.shilobrit@na.manpower.com

J. IRA HARRIS STEPS DOWN FROM MANPOWER INC. BOARD OF DIRECTORS

MILWAUKEE, WI, USA, 3 December 2002 – Manpower Inc. (NYSE: MAN) has announced that J. Ira Harris is stepping down from its board of directors after 11 years of service, effective today.

“I’ve reached a point in life where it is necessary to balance my business and personal priorities, so I’ve decided that it is time to step down from my role on the Manpower board,“ said Harris.  “Manpower has been one of the most interesting companies to be associated with over the years, and I’ve enjoyed every one of my 11 years of service on the Manpower board,” he added.

Harris is Chairman of J. I. Harris & Associates, a consulting firm, and Vice Chairman of The Pritzker Organization, LLC, a merchant banking investment management services firm.  He was Senior Managing Director of the investment banking firm of Lazard Freres & Co., LLC until December 1997.  He joined the Manpower Inc. board of directors in August, 1991.

“Ira has been a great asset to Manpower and its shareholders, working through several interesting transitions – from the Blue Arrow transition through the CEO succession,” said Jeffrey A. Joerres, Chairman & CEO of Manpower Inc.   “I want to publicly thank Ira for his service to our company and wish him well in his many other endeavors.”

The Manpower Inc. board of directors has initiated its normal succession planning process and will be reviewing candidates to replace Harris in the near future, according to Joerres.  With Harris’ departure, the board currently consists of eight members.

Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,900 offices in 61 countries. The firm annually provides employment to 2 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells.  More information on Manpower Inc. can be found at the company's website, www.manpower.com.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE 414-961-1000 • www.manpower.com